As filed with the Securities and Exchange Commission on September 6, 2002
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GIBRALTAR STEEL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	16-1445150
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3556 Lake Shore Road
P.O. Box 2028
Buffalo, New York 14219-0228
(716) 826-6500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Brian J. Lipke
Chairman of the Board and
Chief Executive Officer
Gibraltar Steel Corporation
3556 Lake Shore Road
P. O. Box 2028
Buffalo, New York 14219-0228
(716) 826-6500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:
Gerald S. Lippes, Esq.
Lippes, Silverstein, Mathias & Wexler LLP
700 Guaranty Building
28 Church Street
Buffalo, New York 14202-3950
(716) 853-5100

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be Registered	Amount to be registered	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)

Common Stock, par value $.01 per share	32,655 shares	$654,406.20	$60.21

(1)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(a) based on a bona fide estimate of the maximum offering price.
(2)	A filing fee in the amount of $16,345 previously paid by the registrant with respect to Registration No. 33-65762 filed on July 24, 2001 is being used to off-set this fee.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement is filed with the Securities and Exchange Commission. This prospectus is not an offer to sell securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated September 6, 2002

PROSPECTUS

32,655 Shares

GIBRALTAR STEEL CORPORATION

Common Stock

576041 Ontario Limited, the Selling Stockholder, is offering to sell 32,655 shares of our common stock with this prospectus. We will not receive any of the proceeds from sales of these shares by the Selling Stockholder.

The Selling Stockholder acquired the offered shares directly from us in a private placement that was exempt from the registration requirements of the federal securities laws. We are required to register these shares under the terms of the Stock Purchase Agreement dated as of July 1, 2002, between us and the Selling Stockholder.

Our common stock is traded on the Nasdaq National Market under the symbol “ROCK”. On September 5, 2002, the last sale price of the common stock, as reported on the Nasdaq National Market, was $20.28 per share.

The Selling Stockholder may sell its shares from time to time on the Nasdaq National Market or otherwise. It may sell the shares at prevailing market prices or at prices negotiated with purchasers. The Selling Stockholder will be responsible for any commissions or discounts due to brokers or dealers. The amount of those commissions or discounts cannot be known now because they will be negotiated at the time of the sales. We will pay all other offering expenses.

Investing in our common stock involves risks. See “ Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is September 6, 2002.

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information, regarding issuers, including us, that file documents with the SEC electronically.

This prospectus is a part of a registration statement on Form S-3 that we filed with the SEC with respect to the common stock offered by this prospectus. This prospectus does not contain all the information that is in the registration statement. We omitted certain parts of the registration statement as allowed by the SEC. We refer you to the registration statement and its exhibits for further information about us and the common stock offered by the Selling Stockholder.

INCORPORATION OF INFORMATION WE FILE WITH THE SEC

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2002

•	Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2002

•	Proxy Statement for the 2002 Annual Meeting of Stockholders; and

•
The description of our common stock included in our Registration Statement on Form S-3/A filed February 22, 2002 (provided, however, that as of September 5, 2002 there were 15,993,499 shares of common stock issued and outstanding).

All documents and reports filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and prior to the date that the offering of shares made hereby is terminated automatically will be incorporated by reference into this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus shall be modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus, or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference, modifies or supersedes that statement. Any statement modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this prospectus.

You may request a copy of these filings, at no cost, by writing to or telephoning us at the address below. However, we will not provide copies of the exhibits to these filings unless we specifically incorporated by reference the exhibits in this prospectus.

Gibraltar Steel Corporation
Attention: Director of Investor Relations
3556 Lake Shore Road
P.O. Box 2028
Buffalo, New York 14219-0228
(716) 826-6500

You should only rely upon the information included in or incorporated by reference into this prospectus or in any prospectus supplement that is delivered to you. We have not authorized anyone to provide you with additional or different information. You should not assume that the information included in or incorporated by reference into this prospectus or any prospectus supplement is accurate as of any date later than the date on the front of the prospectus or prospectus supplement.

SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus. Accordingly, it does not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the documents incorporated by reference, and you should consider the information set forth under “Risk Factors” before making any investment decision. Unless the context otherwise requires, references to “we,” “us” or “our” refer collectively to Gibraltar Steel Corporation and its subsidiaries.

Our Business

We are a leading processor, manufacturer and provider of high value-added, high margin steel products and services. Since our initial public offering in 1993, we have continued to build upon our core competencies of processing and manufacturing by expanding into the metal processing, building and construction products and commercial heat-treating markets through strategic acquisitions and internal growth. We are now the second largest domestic commercial heat-treater and have become a major supplier of metal building and construction products. We have broadened our product lines and services, entered new geographic and end-user markets and expanded our customer base through the acquisition of 16 businesses for approximately $305 million and the investment of approximately $150 million in capital expenditures. As a result of this growth, we now have 56 facilities in 21 states, Canada and Mexico serving more than 10,000 customers in a variety of industries.

We classify our operations into three segments—Processed Steel Products, Building Products and Heat Treating. Our operations utilize any one or a combination of more than 25 different processes to manufacture and deliver a variety of high-quality steel products and services. Our Processed Steel Products segment produces cold-rolled strip steel that is used in applications which demand more precise widths, improved surface conditions and tighter gauge tolerances than are supplied by primary producers of flat-rolled steel products, as well as heavy duty steel strapping that is used to close and reinforce packages such as cartons and crates. Our Building Products operations manufacture and distribute more than 5,000 building and construction products including steel lumber connectors, metal roofing and accessories, ventilation products and mailboxes. Our Heat Treating segment provides specialized heat-treating services which refine the metallurgical properties of customer-owned metal products for a variety of industries that require critical performance characteristics. We sell our products both domestically and internationally to manufacturers and distributors and, to a lesser extent, directly to end-users for a wide range of applications. Additionally, we sell our products to consumers through hardware and building products distributors and mass merchandisers. Our major commercial markets include the automotive, automotive supply, building and construction, steel, machinery and general manufacturing industries.

Our Opportunity

The steel industry is comprised of primary steel producers, service centers, processors and end product manufacturers. Primary steel producers typically focus on the production and sale of standard size and tolerance steel to large volume purchasers, including steel processors. Service centers typically provide services such as storage and shipping, slitting and cutting to length. Steel processors, through the application of various higher value-added processes such as cold-rolling and specialized heat-treating methods, process steel of a precise grade, temper, tolerance and finish. End product manufacturers incorporate the processed steel into finished goods. We have developed a set of steel and metal processing core competencies as a processor operating between primary steel producers and end product manufacturers. Industry statistics indicate that although the number of service centers and processors has decreased from approximately 7,000 in 1980 to approximately 3,400 in 2000, annual sales by service centers and processors have increased from $30 billion in 1996 to $75 billion in 2000. Our industry has been impacted recently as manufacturers have increasingly outsourced non-core business functions and consolidated their suppliers to improve productivity and cost efficiency. We believe that manufacturer outsourcing and the consolidation of suppliers will continue to become more prevalent, resulting in increased demand for our products and services in the future.

Our Competitive Strengths

We have established a reputation as an industry leader in quality, service and innovation and have achieved a strong competitive position in our markets. We attribute this primarily to the following competitive strengths:

•	our ability to provide high value-added products and services;

•	ability to identify and integrate acquisitions;

•	the diversification of our customers, products and services;

•	our commitment to quality;

•	the efficiency of our inventory purchasing and management; and

•	our experienced management team.

Our Strategy

Our strategic objective is to further enhance our position as a leading processor, manufacturer and provider of high value-added, high margin steel products and services. We plan to achieve this objective through the aggressive pursuit of our business strategy, which includes:

•	a focus on high value-added, high margin steel products and services;

•	a commitment to internal growth and continuous cost reduction;

•
a commitment to external growth through the acquisition of businesses which are immediately accretive to our earnings per share, have long-term growth potential and also complement, expand and enhance our products and services and broaden our markets and customer base; and

•	a dedication to quality, service and customer satisfaction.

Recent Developments

On July 1, 2002, we acquired through a wholly owned subsidiary all of the stock of B&W Heat Treating (1975) Limited for a purchase price of approximately $8.6 million, of which approximately $700,000 was paid in stock of the Company. With two facilities in Kitchener, Ontario, B&W Heat Treating is the largest independent commercial heat-treater in Canada.

Corporate Information

Our company was incorporated under the laws of the State of Delaware in 1993. Our executive offices are located at 3556 Lake Shore Road, Buffalo, New York 14219 and our telephone number is (716) 826-6500. Our Internet web site address is www.gibraltar1.com. Information contained on our web site is not a part of this prospectus.

RISK FACTORS

You should carefully consider the following risks and uncertainties and all other information contained in this prospectus, or incorporated herein by reference, before you decide whether to purchase our common stock. Any of the following risks, should they materialize, could adversely affect our business, financial condition or operating results. As a result, the trading price of our common stock could decline and you could lose all or part of your investment.

Our future operating results may be affected by fluctuations in steel prices. We may not be able to pass on increases in raw material costs to our customers.

Our principal raw material is flat-rolled steel, which we purchase from multiple primary steel producers. The steel industry as a whole is very cyclical, and at times pricing can be volatile due to a number of factors beyond our control, including general economic conditions, labor costs, competition, import duties, tariffs and currency exchange rates. This volatility can significantly affect our raw material costs. We are required to maintain substantial inventories of steel to accommodate the short lead times and just-in-time delivery requirements of our customers. Accordingly, we purchase steel on a regular basis in an effort to maintain our inventory at levels that we believe are sufficient to satisfy the anticipated needs of our customers based upon historic buying practices and market conditions. In an environment of increasing raw material prices, competitive conditions will impact how much of the steel price increases we can pass on to our customers. To the extent we are unable to pass on future price increases in our raw materials to our customers, the profitability of our business could be adversely affected.

The building and construction industry and the automotive industry account for a significant portion of our sales and reduced demand from these industries is likely to adversely affect our profitability.

Sales of our products for use in the building and construction industry accounted for approximately 50%, 51%, 56% and 53% of our net sales in 1999, 2000, 2001 and for the first six months of 2002, respectively. These sales were made primarily to retail home center chains and wholesale distributors. The building and construction industry is cyclical, with product demand based on numerous factors such as interest rates, general economic conditions, consumer confidence and other factors beyond our control.

Sales of our products for use in the automotive industry accounted for approximately 32%, 30%, 27% and 29% of our net sales in 1999, 2000, 2001 and for the first six months of 2002, respectively. Such sales include sales directly to auto manufacturers and to manufacturers of automotive components and parts. The automotive industry experiences significant fluctuations in demand based on numerous factors such as general economic conditions, consumer confidence and other factors beyond our control. We also sell our products to customers in other industries that experience cyclicality in demand for products, such as the steel and machinery and equipment industries. None of these industries individually represented more than 10% of our annual net sales in 2001.

Downturns in demand from the building and construction industry, the automotive industry or any of the other industries we serve, or a decrease in the prices that we can realize from sales of our products to customers in any of these industries, could adversely affect our profitability.

The success of our business is affected by general economic conditions and our business could be adversely impacted by an economic slowdown or recession.

Periods of economic slowdown or recession in the United States or other countries, or the public perception that one may occur, could decrease the demand for our products, affect the availability and price of our products and adversely impact our business. In 2000 and 2001, for example, we were somewhat impacted by the general slowing in the economy.

We may not be able to successfully identify, manage and integrate future acquisitions, and if we are unable to do so, we are unlikely to sustain our historical growth rates and our stock price may decline.

Historically, we have grown through a combination of internal growth and external expansion through acquisitions and a joint venture. Although we intend to actively pursue our growth strategy in the future, we cannot provide any assurance that we will be able to identify appropriate acquisition candidates or, if we do, that we will be able to successfully negotiate the terms of an acquisition, finance the acquisition or integrate the acquired business effectively and profitably into our existing operations. Integration of an acquired business could disrupt our business by diverting management away from day-to-day operations. Further, failure to successfully integrate any acquisition may cause significant operating inefficiencies and could adversely affect our profitability and the price of our stock. Consummating an acquisition could require us to raise additional funds through additional equity or debt financing. Additional equity financing could depress the market price of our common stock. Additional debt financing could require us to accept covenants that limit our ability to pay dividends.

Our business is highly competitive and increased competition could reduce our gross profit and net income.

The principal markets that we serve are highly competitive. Competition is based primarily on the precision and range of achievable tolerances, quality, price, raw materials and inventory availability and the ability to meet delivery schedules dictated by customers. Our competition in the markets in which we participate comes from companies of various sizes, some of which have greater financial and other resources than we do and some of which have more established brand names in the markets we serve. Increased competition could force us to lower our prices or to offer additional services at a higher cost to us, which could reduce our gross profit and net income.

Principal stockholders have the ability to exert significant control in matters requiring stockholder vote and could delay, deter or prevent a change in control of our company.

Approximately 34% of our outstanding common stock, including shares of common stock issuable under options granted that are exercisable within 60 days, will be owned by Brian J. Lipke, Neil E. Lipke and Eric R. Lipke, each of whom is an executive officer of our company, Meredith A. Lipke, an employee of our company, and Curtis W. Lipke, all of whom are siblings, Patricia K. Lipke, mother of the Lipke siblings, and certain trusts for the benefit of each of them. As a result, the Lipke family will continue to have significant influence over all actions requiring stockholder approval, including the election of our board of directors. Through their concentration of voting power, the Lipke family could delay, deter or prevent a change in control of our company or other business combinations that might otherwise be beneficial to our other stockholders. In deciding how to vote on such matters, the Lipke family may be influenced by interests that conflict with yours.

Certain provisions of our charter documents and Delaware law could discourage potential acquisition proposals and could deter, delay or prevent a change in control of our company that our stockholders consider favorable and could depress the market value of our common stock.

Certain provisions of our certificate of incorporation and by-laws, as well as provisions of the Delaware General Corporation Law, could have the effect of deterring takeovers or delaying or preventing changes in control or management of our company that our stockholders consider favorable and could depress the market value of our common stock. Our certificate of incorporation provides that certain mergers, sales of assets, issuances of securities, liquidations or dissolutions, reclassifications or recapitalizations involving interested stockholders must be approved by holders of at least 80% of the outstanding voting stock, unless such transactions are approved by a majority of the disinterested directors or certain minimum price, form of consideration and procedural requirements are satisfied. An interested stockholder is defined as a holder of stock representing 20% or more of the shares of voting stock then outstanding. Our certificate of incorporation further provides that the affirmative vote of the holders of 80% of the total votes eligible to be cast in the election of directors is required to amend, alter, change or repeal such provisions. The requirement of such a super-majority vote could enable a minority of our stockholders to exercise veto powers over such amendments, alterations, changes or repeals.

We are a Delaware corporation subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law.

Generally, this statute prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which such person became an interested stockholder, unless the business combination is approved in a prescribed manner. A business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the stockholder. We anticipate that the provisions of Section 203 may encourage parties interested in acquiring us to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that results in the stockholder becoming an interested stockholder.

We depend on our senior management team and the loss of any member could adversely affect our operations.

Our success is dependent on the management and leadership skills of our senior management team. The loss of any of these individuals or an inability to attract, retain and maintain additional personnel could prevent us from implementing our business strategy. We cannot assure you that we will be able to retain our existing senior management personnel or to attract additional qualified personnel when needed. We have not entered into employment agreements with any of our senior management personnel other than Brian J. Lipke, our Chairman of the Board and Chief Executive Officer.

We are a holding company and rely on distributions from our subsidiaries to meet our financial obligations. We have no direct business operations other than our ownership of the capital stock of our subsidiaries.

As a holding company, we are dependent on dividends or other intercompany transfers of funds from our subsidiaries to enable us to pay dividends and to meet our direct obligations.

Future sales of our common stock could depress our market price and diminish the value of your investment.

Future sales of shares of our common stock could adversely affect the prevailing market price of our common stock. If our existing stockholders sell a large number of shares, or if we issue a large number of shares, the market price of our common stock could significantly decline. Moreover, the perception in the public market that these stockholders might sell shares of common stock could depress the market for our common stock.

We are subject to various environmental laws which may require us to incur substantial costs thereby reducing our profits.

Our facilities are subject to many federal, state, local and foreign laws and regulations relating to the protection of the environment. Failure to comply with environmental laws, regulations and permits, or changes in such laws, including the imposition of more stringent standards for discharges into the environment, could result in substantial operating costs and capital expenditures in order to maintain compliance and could also include fines and civil or criminal sanctions, third party claims for property damage or personal injury, cleanup costs or temporary or permanent discontinuance of operations. Certain of our facilities have been in operation for many years and, over time, we and other predecessor operators of these facilities have generated, used, handled and disposed of hazardous and other regulated wastes. Environmental liabilities could exist, including cleanup obligations at these or at other locations where materials from our operations were disposed of, which could result in future expenditures that cannot be currently quantified and which could reduce our profits.

A write-down of our goodwill may be required by recent accounting pronouncements which could materially impair our net worth.

In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142 Goodwill and Other Intangible Assets. FAS 142 requires that ratable amortization of goodwill be replaced with periodic tests of the goodwill’s impairment and that intangible assets other than goodwill should be amortized over their useful lives. As a result of our acquisition strategy, we have a material amount of goodwill recorded on our financial statements. If, as a result of the ongoing impairment tests required by FAS 142, we are required to write-down any of our goodwill, our net worth will be reduced. Since our credit agreements contain a covenant requiring us to maintain a minimum net worth, this reduction in net worth, if substantial, may result in an event of default under the credit agreements which would prevent us from borrowing additional funds and limit our ability to pay dividends.

Our operations are subject to seasonal fluctuations which may impact our cash flow.

Our revenues are generally lower in the first and fourth quarters primarily due to customer plant shutdowns in the automotive industry due to holidays and model changeovers, as well as reduced activity in the building and construction industry due to weather. In addition, quarterly results may be affected by the timing of large customer orders, by periods of high vacation concentration and by the timing and magnitude of acquisition costs. Therefore, our cash flow from operations may vary from quarter to quarter. If, as a result of any such fluctuation, our quarterly cash flow was significantly reduced, we may not be able to service the indebtedness under our credit agreements. A default in our credit agreements would prevent us from borrowing additional funds and limit our ability to pay dividends, and allow our lenders to enforce their liens against our personal property.

FORWARD LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain forward looking statements, including, without limitation, statements concerning conditions in the markets we serve and our business, financial condition and operating results and including, in particular, statements relating to our growth strategies. We use words like “believe,” “expect,” “anticipate,” “intend,” “future” and other similar expressions to identify forward looking statements. Purchasers of our common stock should not place undue reliance on these forward looking statements, which speak only as of their respective dates. These forward looking statements are based on our current expectations and are subject to a number of risks and uncertainties, including, without limitation, those identified under “Risk Factors” and elsewhere in this prospectus. Our actual operating results could differ materially from those predicted in these forward looking statements and any other events anticipated in the forward looking statements may not actually occur.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of our common stock offered in this prospectus.

SELLING STOCKHOLDER

Pursuant to a Stock Purchase Agreement dated as of July 1, 2002, our wholly owned subsidiary 3068194 Nova Scotia Company, a Nova Scotia unlimited liability company, purchased all of the issued and outstanding shares of B&W Heat Treating (1975) Limited from 576041 Ontario Limited, a Ontario corporation (the “Selling Stockholder”). A portion of the purchase price was paid by transferring 32,655 shares of our stock owned by 3068194 Nova Scotia Company to the Selling Stockholder.

The Selling Stockholder owns 32,655 shares of our common stock, which represents less than one percent of our outstanding common stock, and all of such shares may be offered by the Selling Stockholder pursuant to this prospectus. This information is based upon information provided by the Selling Stockholder. There are currently no agreements, arrangements or understandings with respect to the sale of any of the shares. The shares are being registered to permit public secondary trading of the shares, and the Selling Stockholder may offer the shares for resale from time to time.

James A. Beingessner, a shareholder of the Selling Stockholder, is employed by and is President of B&W Heat Treating (1975) Limited, a subsidiary of Gibraltar.

Gerard Beingessner and Clare Beingessner, shareholders of the Selling Stockholder, are also employees of B&W Heat Treating (1975) Limited.

PLAN OF DISTRIBUTION

The Selling Stockholder may, in its discretion, offer and sell shares covered by this prospectus from time to time on the Nasdaq National Market or otherwise at prices and on terms then prevailing at prices related to the then-current market price, or at negotiated prices. The distribution of such shares may be effected from time to time in one or more transactions including, without limitation:

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	transactions involving block trades;

•	purchases by a broker, dealer or underwriter as principal and resale by that person for its own account under this prospectus;

•	put or call option transactions;

•	privately negotiated transactions; or

•	by any other legally available means.

In effecting sales, broker-dealers or agents engaged by the Selling Stockholder may arrange for other broker-dealers or agents to participate. From time to time the Selling Stockholder may pledge, hypothecate or grant a security interest in some or all of the shares covered hereby, and the pledgees, secured parties or persons to whom such securities have been hypothecated shall, upon foreclosure in the event of default, be deemed to be Selling Stockholders under this prospectus. In addition, the Selling Stockholder may from time to time sell short our common stock and, in such instances, this prospectus may be delivered in connection with such short sale and the shares offered hereby may be used to cover such short sale. The shares may also be offered in one or more underwritten offerings, on a firm commitment or best efforts basis. We will not receive any proceeds from sales by the Selling Stockholder of any shares covered by this prospectus.

To the extent required under the Securities Act of 1933, as amended, the aggregate amount of shares of common stock being offered and the terms of the offering, the names of any such agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the shares covered by this prospectus may receive compensation in the form of underwriting discounts, concessions, commissions or fees from the Selling Stockholder and/or purchasers of such shares, for whom they may act. In addition, the Selling Stockholder may be deemed to be an underwriter under the Securities Act and any profits on the sale of shares by it may be deemed to be discounts or commissions under the Securities Act. The Selling Stockholder may have other business relationships with us or our affiliates in the ordinary course of business.

From time to time the Selling Stockholder may transfer, pledge, donate or assign the shares covered by this prospectus to family members and affiliates of such Selling Stockholder and each of such persons will be deemed to be a Selling Stockholder for purposes of this prospectus. The number of shares beneficially owned by the Selling Stockholder will decrease as and when it takes such actions. The plan of distribution for the shares sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be Selling Stockholders hereunder.

Without limiting the foregoing, in connection with distributions of the shares covered by this prospectus, the Selling Stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with the Selling Stockholder. The Selling Stockholder may also enter into option or other transactions with broker-dealers that involve the delivery of shares covered by this prospectus to the broker-dealers, who may then resell or otherwise transfer such shares. The Selling Stockholder may also lend or pledge shares covered by this prospectus to a broker-dealer and the broker-dealer may sell the shares so borrowed or, upon default, may sell or otherwise transfer the pledged shares.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in the distribution of the common stock may not bid for or purchase shares of common stock during a period which commences one business day (five business days, if our public float is less than $25 million or the average daily trading volume of our common stock is less than $100,000) prior to such person’s participation in the distribution, subject to exceptions for certain passive market making activities. In addition and without limiting the foregoing, the Selling Stockholder will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the Selling Stockholder.

Gibraltar is paying all costs relating to the registration of the shares covered by this prospectus, except the Selling Stockholder is responsible for paying any commissions, discounts or other fees payable to broker-dealers in connection with any sale of such shares.

We may indemnify the Selling Stockholder in certain circumstances, against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended.

LEGAL MATTERS

Certain legal matters with respect to the validity of the issuance of the shares of common stock offered by this prospectus will be passed upon for us by Lippes, Silverstein, Mathias & Wexler LLP, Buffalo, New York. Gerald S. Lippes, a partner of Lippes, Silverstein, Mathias & Wexler LLP, is a director of our company. Mr. Lippes beneficially owns 29,455 shares of common stock and has been awarded options to purchase an additional 51,250 shares of common stock.

EXPERTS

Our financial statements incorporated in this Prospectus by reference to Gibraltar’s Annual Report on Form 10-K for the year ended December 31, 2001 have been so incorporated in reliance in the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

The following table sets forth the amounts of expenses attributed to the issuance of the securities offered pursuant to this registration statement which shall be borne by us. All of the expenses listed below, except the SEC registration fee and the Nasdaq listing fee, represent estimates only.

Estimated
Printing and engraving expenses	$1,000.00
Accounting fees and expenses	$2,500.00
Legal fees and expenses	$30,000.00

Total	$33,500.00

Item 15.    Indemnification of Directors and Officers.

Under Section 145(a) of the General Corporation Law of Delaware, we may indemnify any of our officers or directors in any action other than actions by or in the right of our company, whether civil, criminal, administrative or investigative, if such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of our company, and, with respect to any criminal action or proceedings if such director or officer has no reasonable cause to believe his conduct was unlawful. Under Section 145(b), we may indemnify any of our officers or directors in any action by or in the right of our company against expenses actually and reasonably incurred by him in the defense or settlement of such action if such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interest, except where such director or officer shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to us, unless, on application, the Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability, such person in view of all the circumstances is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. Section 145(c) provides for mandatory indemnification of officers or directors who have been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b). Section 145(d) authorizes indemnification under subsections (a) and (b) in specific cases if approved by our board of directors or stockholders upon a finding that the officer or director in question has met the requisite statutory standards of conduct. Section 145(g) empowers us to purchase insurance coverage for any director, officer, employee or agent against any liability incurred by him in his capacity as such, whether or not we would have the power to indemnify him under the provisions of the Delaware General Corporation Law. The foregoing is only a summary of the described sections of the Delaware General Corporation Law and is qualified in its entirety by reference to such sections.

Our certificate of incorporation provides that we shall indemnify each of our officers and directors to the fullest extent permitted by applicable law. Our certificate of incorporation also provides that, to the fullest extent permitted by the Delaware General Corporation Law, our directors shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director.

Item 16.    Exhibits and Financial Statement Schedules.

Exhibit Number	Description

5.1	Opinion of Lippes, Silverstein, Mathias & Wexler LLP.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Auditors.

23.2	Consent of Lippes, Silverstein, Mathias & Wexler LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

Item 17.    Undertakings.

(a)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b)  The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which any offers or sales are being made, a post-effective amendment to the registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and/or

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buffalo, State of New York, on September 6, 2002.

GIBRALTAR STEEL CORPORATION

By:	/s/ BRIAN J. LIPKE
Brian J. Lipke Chairman of the Board Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brian J. Lipke, Walter T. Erazmus and Neil E. Lipke, or either of them, as his attorney in fact, to sign any amendments to this registration statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ BRIAN J. LIPKE Brian J. Lipke	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	September 6, 2002

/s/ WALTER T. ERAZMUS Walter T. Erazmus	President	September 6, 2002

/S/ JOHN E. FLINT John E. Flint	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 6, 2002

/s/ RICHARD A. PYTAK, JR. Richard A. Pytak, Jr.	Treasurer	September 6, 2002

/s/ NEIL E. LIPKE Neil E. Lipke	Director	September 6, 2002

/s/ GERALD S. LIPPES Gerald S. Lippes	Director	September 6, 2002

/s/ ARTHUR A. RUSS, JR. Arthur A. Russ, Jr.	Director	September 6, 2002

/s/ WILLIAM P. MONTAGUE William P. Montague	Director	September 6, 2002

/s/ DAVID N. CAMPBELL David N. Campbell	Director	September 6, 2002

EXHIBIT INDEX

Exhibit No.	Exhibit
5.1	Opinion of Lippes, Silverstein, Mathias & Wexler LLP

23.1	Consent of PricewaterhouseCoopers LLP, Independent Auditors.

23.2	Consent of Lippes, Silverstein, Mathias & Wexler LLP(included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)